SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) August 14, 2002

Commission File Number 0-16914

THE E.W. SCRIPPS COMPANY
(Exact name of registrant as specified in its charter)

Ohio (State or other jurisdiction of incorporation or organization)	31-1223339 (I.R.S. Employer Identification Number)

312 Walnut Street Cincinnati, Ohio (Address of principal executive offices)	45202 (Zip Code)

Registrant’s telephone number, including area code: (513) 977-3000

Not Applicable
(Former name or former address, if changed since last report)

THE E.W. SCRIPPS COMPANY

INDEX TO CURRENT REPORT ON FORM 8-K DATED AUGUST 14, 2002

Item No.		Page

5.	Other Events	3

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Item 5.    Other Events

The E.W. Scripps Company (“Scripps”) will acquire a controlling interest in the Shop At Home television retailing network (the “Network”) for $49.5 million in cash under the terms of an agreement with Shop At Home Inc., the current owner of the Network.

Upon completion of the proposed transaction, Scripps would own 70 percent of the Network. Shop At Home Inc. would retain 30 percent ownership of the network.

Related to the transaction, Scripps will loan $47.5 million to Shop At Home Inc., to be repaid in three years. The loan proceeds will be used by Shop At Home Inc. to retire existing debt. Shop At Home Inc. plans to submit the proposed transaction to its shareholders for approval. The companies hope to complete the transaction by the fourth quarter of 2002.

Following the proposed transaction, Shop At Home Inc. would continue to exist as a publicly traded company with its primary assets being its five broadcast television stations and the interest that it will retain in the Network. Shop At Home Inc.’s broadcast television stations, which will continue to carry Shop At Home Network programming under a three-year affiliation agreement, are located in San Francisco, Boston, Cleveland, Raleigh-Durham in North Carolina and Bridgeport, Conn. The $47.5 million, three-year loan from Scripps will be secured by the stations in San Francisco, Boston and Cleveland.

The transaction is expected to result in dilution of Scripps’ earnings per share of $.10 to $.15 in 2003.

Expected dilution and other forward-looking statements are based on management’s current expectations. Forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from the expectations expressed in the forward-looking statements. Such risks, trends and uncertainties, which in most instances are beyond the Scripps’ control, include changes in advertising demand and other economic conditions; consumers’ taste; program costs; labor relations; technological developments; competitive pressures; interest rates; regulatory rulings; and reliance on third-party vendors for various products and services. The words “believe,” “expect,” “anticipate,” “estimate,” “intend” and similar expressions identify forward-looking statements. All forward-looking statements, which are as of the date of this filing, should be evaluated with the understanding of their inherent uncertainty.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

THE E.W. SCRIPPS COMPANY

By:	/s/ JOSEPH G. NECASTRO
Joseph G. NeCastro Senior Vice President and Chief Financial Officer

Dated: August 16, 2002

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